Exhibit 5.1
June 27, 2011
Primo Water Corporation
104 Cambridge Plaza Drive
Winston-Salem, North Carolina 27104
Ladies and Gentlemen:
We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 1,037,817 shares (the “Shares”) of Common Stock, $0.001 par value per share, of Primo Water Corporation, a Delaware corporation (the “Company”), which may be issued pursuant to the Primo Water Corporation 2010 Omnibus Long-Term Incentive Plan, the Primo Water Corporation 2004 Stock Plan, and the Primo Water Corporation 2010 Employee Stock Purchase Plan (collectively, the “Plans”).
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s Sixth Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and the corporate action of the Company that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have also examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion set forth below is limited to the Delaware General Corporation Law, including all applicable statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those statutes and laws.
Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued in accordance with and upon the terms and conditions of the Plans, will be validly issued, fully paid, and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP